Exhibit 8.2
August 31, 2007
Board of Directors
First Advantage Bancorp
First Federal Savings Bank
1430 Madison Street
Clarksville, TN 37040

Re:	State Income Tax Opinion Relating to the Conversion of First Federal Savings Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank
Gentlemen:
You have requested our opinion regarding the Tennessee state franchise and excise (income) tax consequences of the proposed conversion of First Federal Savings Bank (Bank) from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (Converted Bank) and the acquisition of the Converted Bank’s capital stock by First Advantage Bancorp, a Tennessee corporation (Holding Company), pursuant to a plan of conversion initially adopted by the board of directors of the Bank on January 31, 2007, (Plan of Conversion). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.
In connection therewith, we have examined the Plan of Conversion and certain other documents of or relating to the conversion, some of which are described or referred to in the Plan of Conversion and which we deemed necessary to examine in order to issue the opinions set forth below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectives thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
Our opinion is limited solely to Tennessee state franchise and excise (income) tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.
In rendering the opinion set forth below, we have relied on the opinion of Muldoon Murphy & Aguggia LLP related to the federal tax consequences of the proposed conversion (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.
Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and Muldoon Murphy & Aguggia LLP and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion and applicable state law.

Board of Directors
August 31, 2007

Our opinion is based on currently existing provisions of the Tennessee Code Annotated (TCA), existing regulations and current administrative rulings and court decisions thereunder. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retro-actively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Tennessee Department of Revenue (TNDOR) and; therefore, the TNDOR is not precluded from asserting a contrary position.
MULDOON MURPHY & AGUGGIA LLP FEDERAL TAX OPINION
Muldoon Murphy & Aguggia LLP has provided an opinion that addresses the material federal income tax consequences of the planned conversion and re-organization. The opinion, which relies upon standard factual representations given by the Bank, concluded, as follows:
1.	The conversion of the Bank from the mutual to the stock form of organization will qualify as a re-organization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rule 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by the Bank by reason of such conversion.

2.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code).

3.	No gain or loss will be recognized by account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank (Section 354(a) of the Code).

4.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of the Holding Company to be issued to eligible account holders, supplemental eligible account holders and employees, officers and trustees is zero (Subscription Rights) and; accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and employees, officers and trustees upon the issuance to them of Subscription Rights (Section 356(a) of the Code) or upon the exercise of subscription rights (Rev. Rule 56-572, 1956-2 C.B. 182).

5.	It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of Subscription Rights will be the amount paid; therefore, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1012 of the Code).

Board of Directors
August 31, 2007

6.	The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).
DISCUSSION RELATED TO TENNESSEE STATE FRANCHISE AND EXCISE
(INCOME) TAX CONSEQUENCES
Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of BKD, LLP regarding the Tennessee state franchise and excise (income) tax consequences of the planned conversion and re-organization that:
1.	No gain or loss will be recognized by the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (TCA §67-4-2006).

2.	No income tax will be imposed on account holders by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (TCA §67-2-104(j)).

3.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering (TCA §67-4-2006).

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank (TCA §67-2-104(j)).

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and employees, officers and trustees upon the issuance to them of Subscription Rights (TCA §67-2-104(j)).

6.	The holding period and tax basis of any stock involved in the planned conversion and re-organization will be the same as for federal tax purposes.
LEGAL DISCLAIMER
The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the TNDOR or any court and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.

Board of Directors
August 31, 2007

However, all of the foregoing authorities are subject to change or modification which can be retro-active in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.
This opinion is given solely for the benefit of the Bank, the Holding Company, eligible account holders, supplemental eligible account holders and other persons described in the Plan of Conversion who will receive Subscription Rights, and may not be relied upon by any other party or entity of otherwise referred to in any document without our express written consent. We hereby consent to the filing of the opinion as an exhibit to the Application for Conversion filed with the Office of Thrift Supervision and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “The Conversion and Stock Offering — Material Income Tax Consequences” and “Legal and Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
/s/ BKD, LLP